Exhibit 10.32

Execution Version

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

AIRGATE INTERNATIONAL CORPORATION,
AIRGATE INTERNATIONAL CORPORATION (CHICAGO)
PARADIGM INTERNATIONAL, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Acting through its Wells Fargo Business Credit operating division

April 6, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

Section 1.1	Definitions	1
Section 1.2	Other Definitional Terms; Rules of Interpretation	10

ARTICLE II AMOUNT AND TERMS OF THE CREDIT FACILITY		11

Section 2.1	Revolving Advances	11
Section 2.2	Procedures for Requesting Advances	11
Section 2.3	Reserved	12
Section 2.4	Reserved	12
Section 2.5	Joint and Several Liability of Borrowers	12
Section 2.6	Interest; Default Interest Rate; Application of Payments; Participations; Usury	14
Section 2.7	Fees	15
Section 2.8	Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees	16
Section 2.9	Lockbox and Collateral Account; Sweep of Funds	17
Section 2.10	Discretionary Nature of this Facility; Termination by the Lender; Automatic Renewal	17
Section 2.11	Voluntary Prepayment; Termination of the Credit Facility by the Borrowers	17
Section 2.12	Mandatory Prepayment	18
Section 2.13	Revolving Advances to Pay Indebtedness	18
Section 2.14	Use of Proceeds	18
Section 2.15	Liability Records	29

ARTICLE III SECURITY INTEREST; OCCUPANCY; SETOFF		19

Section 3.1	Grant of Security Interest	19
Section 3.2	Notification of Account Debtors and Other Obligors	19
Section 3.3	Assignment of Insurance	19
Section 3.4	Occupancy	20
Section 3.5	License	20
Section 3.6	Financing Statement	20
Section 3.7	Setoff	21
Section 3.8	Collateral	21

ARTICLE IV CONDITIONS OF WILLINGNESS TO CONSIDER LENDING		22

Section 4.1	Conditions Precedent to Lender's Willingness to Consider Making the Initial Advances	22
Section 4.2	Conditions Precedent to All Advances	24

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ARTICLE V REPRESENTATIONS AND WARRANTIES		24

Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	24
Section 5.2	Capitalization	25
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements	25
Section 5.4	Legal Agreements	25
Section 5.5	Subsidiaries	25
Section 5.6	Financial Condition; No Adverse Change	25
Section 5.7	Litigation	25
Section 5.8	Regulation U	26
Section 5.9	Taxes	26
Section 5.10	Titles and Liens	26
Section 5.11	Intellectual Property Rights	26
Section 5.12	Plans	27
Section 5.13	Default	27
Section 5.14	Environmental Matters	28
Section 5.15	Submissions to Lender	28
Section 5.16	Financing Statements	28
Section 5.17	Rights to Payment	29
Section 5.18	[_Financial Solvency_]	29

ARTICLE VI COVENANTS		29

Section 6.1	Reporting Requirements	29
Section 6.2	Financial Covenants	32
Section 6.3	Permitted Liens; Financing Statements	34
Section 6.4	Indebtedness	34
Section 6.5	Guaranties	35
Section 6.6	Investments and Subsidiaries	35
Section 6.7	Dividends and Distributions	35
Section 6.8	Salaries	36
Section 6.9	Reserved.	36
Section 6.10	Books and Records; Collateral Examination; Inspection and Appraisals	36
Section 6.11	Account Verification	36
Section 6.12	Compliance with Laws	36
Section 6.13	Payment of Taxes and Other Claims	37
Section 6.14	Maintenance of Properties	37
Section 6.15	Insurance	38
Section 6.16	Preservation of Existence	38
Section 6.17	Delivery of Instruments, etc.	38
Section 6.18	Sale or Transfer of Assets; Suspension of Business Operations	38
Section 6.19	Consolidation and Merger; Asset Acquisitions	38
Section 6.20	Sale and Leaseback	38
Section 6.21	Restrictions on Nature of Business	39
Section 6.22	Accounting	39
Section 6.23	Discounts, etc.	39
Section 6.24	Plans	39
Section 6.25	Place of Business; Name	39
Section 6.26	Constituent Documents; S Corporation Status	39
Section 6.27	Affiliate Transactions	39
Section 6.28	Performance by the Lender	39

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CREDIT AND SECURITY AGREEMENT

Dated as of April 6, 2007

AIRGATE INTERNATIONAL CORPORATION, a New York corporation (“Airgate NY”), AIRGATE INTERNATIONAL CORPORATION (CHICAGO), an Illinois corporation (“Airgate Chicago”), PARADIGM INTERNATIONAL, INC., a Florida corporation (“Paradigm”) (Airgate NY, Airgate Chicago and Paradigm are each individually a “Borrower” and collectively and individually the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Article I herein, the “Lender”) through its Wells Fargo Business Credit operating division, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accounts” shall have the meaning given it under the UCC.

“Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of five percent (5%).

“Advance” means a Revolving Advance.

“Affiliate” or “Affiliates” means Parent, Pacific CMA, and any other Person controlled by, controlling or under common control with the Borrowers, including any Subsidiary of the Borrowers. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the outstanding principal balance of the Revolving Note.

“Book Net Worth” means the aggregate of the Owners’ equity in the Borrowers, determined in accordance with GAAP.

“Borrowing Base” means at any time the lesser of:

(a) The Maximum Line Amount; or

(b) Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i) The product of the Accounts Advance Rate times Eligible Accounts, less

(ii) The Borrowing Base Reserve, less

(iii) Indebtedness that the Borrowers owe to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the dollar amount that the Lender in its discretion believes is a reasonable determination of the Borrowers’ credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrowers by Lender that is not described in Article II of this Agreement obligations owed to Wells Fargo Merchant Services, LLC.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrowers, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrowers to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default.

"Business Day" means a day on which the Federal Reserve Bank of New York is open for business.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

“Change of Control” means the occurrence of any of the following events:

(a) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not an Owner on the Funding Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than ten percent (10%) of the voting power of all classes of Owners of the Borrowers;

(b) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than ten percent (10%) of the voting power of all classes of Owners of Parent;

(c) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than [fifty-one percent (51%)] of the voting power of all classes of Owners of Pacific CMA;

(d) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrowers (together with any new Directors whose election to such board of Directors, was approved by a vote of the Owners;

(e) During any consecutive two-year period, any change in the manager; or

(f) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Pacific CMA (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Pacific CMA, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Pacific CMA then in office; or

 (g) Any one or more of Arthur Lam, Scott Turner, Ling Kwok, or Kim Hung Lee shall cease to actively manage the Borrowers’ day-to-day business activities.

“Collateral” means all of the Borrowers’ Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrowers that now or hereafter come into the possession, custody, or control of the Lender; (vii) proceeds of any and all of the foregoing; (viii) books and records of the Borrowers, including all mail or electronic mail addressed to the Borrowers; and (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrowers now have or hereafter acquire any rights.

“Collateral Account” means, collectively and individually, (a) the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement, and (b) the “Collection Accounts” as defined in the Collection Account Agreements.

“Collection Account Agreement” means collectively and individually, (a) the Collection Account Agreement by and between Airgate NY, JPMorgan Chase Bank and the Lender, dated the same date as this Agreement, and (b) the Collection Account Agreement by and between Airgate Chicago, JPMorgan Chase Bank and the Lender.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the discretionary credit facility under which Revolving Advances may be made available to the Borrowers by the Lender under Article II.

“Cut-off Time” means 12:00 p.m. New York, New York time.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate, as such rate may change from time to time.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrowers’ net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a director if the applicable Borrower is a corporation, a governor or manager if the applicable Borrower is a limited liability company, or a general partner if the applicable Borrower is a partnership.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the IRC.

“Eligible Accounts” means all unpaid Accounts of the Borrowers arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i) That portion of Accounts unpaid 90 days or more after the invoice date or more than 60 days past the invoice date;

(ii) That portion of Accounts related to goods or services with respect to which the Borrowers have received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrowers to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrowers have provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi) Accounts denominated in any currency other than United States dollars;

(vii) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix) Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrowers;

(x) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(xi) That portion of Accounts that has been restructured, extended, amended or modified;

(xii) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;

(xiv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (xi) above; and

(xv) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Equipment” shall have the meaning given it under the UCC.

“Event of Default” is defined in Section 7.1.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate plus three quarters of one percent (0.75%), which interest rate shall change when and as the Prime Rate changes.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funding Date” is defined in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor” means (a) Pacific CMA, (b) Parent, (c) Alfred Lam and (d) every other Person now or in the future who agrees to guaranty the Indebtedness.

“Guaranty” means each unconditional continuing guaranty executed by a Guarantor in favor of the Lender.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrowers to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrowers with the Lender or with Wells Fargo Merchant Services, L.L.C., and whether the Borrowers may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Indemnified Liabilities” is defined in Section 8.6

“Indemnitees” is defined in Section 8.6.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

 “Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Payment Date” is defined in Section 2. 8(a).

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.

“Licensed Intellectual Property” is defined in Section 5.11(c) .

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Revolving Note, each Guaranty, each Subordination Agreement, and the other Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrowers now or in the future may be a party and which is required by the Lender.

“Loan Year” is defined in Section 2.6(c).

“Lockbox” means, collectively and individually, the “Lockbox” as defined in the (a) Wholesale Lockbox and Collection Account Agreement and (b) the Collection Account Agreement.

“Material Adverse Effect” means any of the following:

(i) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrowers;

(ii) A material adverse effect on the ability of the Borrowers to perform their obligations under the Loan Documents;

(iii) A material adverse effect on the ability of the Lender to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(iv) Any claim against the Borrowers or threat of litigation which if determined adversely to the Borrowers would cause the Borrowers to be liable to pay an amount exceeding $100,000 or would result in the occurrence of an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” is defined in Section 2.10.

“Maximum Line Amount” means $10,000,000 unless this amount is reduced pursuant to Section 2.11, in which event it means such lower amount.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrowers or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Net Loss” means fiscal year-to-date after-tax net loss from continuing operations as determined in accordance with GAAP.

“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Officer” means with respect to the Borrowers, an officer if the applicable Borrower is a corporation, a manager if the applicable Borrower is a limited liability company, or a partner if the applicable Borrower is a partnership.

“OFAC” is defined in Section 6.12(c).

“Original Maturity Date” means April ___, 2009.

"Overadvance" means the amount, if any, by which the outstanding principal balance of the Revolving Note is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Section 5.11(a).

“Owner” means with respect to the Borrowers, each Person having legal or beneficial title to an ownership interest in the Borrowers or a right to acquire such an interest.

“Pacific CMA” means Pacific CMA, Inc., a Delaware corporation.

“Parent” means Pacific CMA International, LLC, a Colorado limited liability company.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrowers or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a) .

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrowers or any ERISA Affiliate.

“Premises” means all locations where the Borrowers conduct their business or have any rights of possession, including the locations legally described in Exhibit C attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” is defined in Section 2.1.

“Revolving Note” means the Borrowers’ revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, and any other document delivered to the Lender from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 3.1.

“Subordinated Creditor” means (a) BHC Interim Funding, L.P. and (b) every other Person now or in the future who agrees to subordinate indebtedness of the Borrowers held by that Person to the payment of the Indebtedness.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the Borrowers.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrowers, by the Borrowers and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrowers terminate the Credit Facility, or (iii) the date the Lender demands payment of the Indebtedness.

“UCC” means the Uniform Commercial Code as in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and between the Borrowers and the Lender, dated the same date as this Agreement.

Section 1.2 Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1 Revolving Advances. The Lender may, in its sole discretion, subject to the terms and conditions of this Agreement, make advances (“Revolving Advances”) to the Borrowers from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount. The Lender shall not consider any request for a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability. The Borrowers’ obligation to repay the Revolving Advances shall be the joint and several liability of Borrowers (as set forth in more detail in Section 2.5), shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrowers may request Revolving Advances, prepay pursuant to Section 2.11, and request additional Revolving Advances.

Section 2.2 Procedures for Requesting Advances. The Borrowers shall comply with the following procedures in requesting Revolving Advances:

(a) Advances. Each Advance shall be funded as a Floating Rate Advance.

(b) Time for Requests. The Borrowers shall request each Advance not later than the Cut-off Time on the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrowers if so requested by the Lender, by (i) an Officer of the Borrowers; or (ii) a Person designated as the Borrowers’ agent by an Officer of the Borrowers in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrowers or such a designated agent. The Borrowers shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV and the Lender’s determination to make the Advance, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrowers’ demand deposit account maintained with the Lender unless the Lender and the Borrowers shall agree in writing to another manner of disbursement.

Section 2.3 Reserved.

Section 2.4 Reserved.

Section 2.5 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Indebtedness.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Indebtedness (including any Indebtedness arising under this Section 2.5), it being the intention of the parties hereto that all of the Indebtedness shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Indebtedness as and when due or to fully repay and satisfy any of the Indebtedness in accordance with the terms of this Agreement, then in each such event the other Borrower shall make such payment with respect to, such Indebtedness.

(d) The Indebtedness of each Borrower under the provisions of this Section 2.5 constitute the absolute and unconditional, full recourse Indebtedness of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of the Indebtedness, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of the Indebtedness, the acceptance of any payment of the Indebtedness, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Indebtedness, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Indebtedness or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Borrower to comply with any of its respective Indebtedness, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.5 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Indebtedness under this Section 2.5, it being the intention of each Borrower that, so long as any of the Indebtedness hereunder remain unsatisfied, the Indebtedness of each Borrower under this Section 2.5 shall not be discharged except by performance and then only to the extent of such performance. The Indebtedness of each Borrower under this Section 2.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender.

(f) Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of itself and the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Indebtedness. Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrower's financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Indebtedness.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Lender's rights of subrogation and reimbursement against such Borrower.

(h) The provisions of this Section 2.5 are made for the benefit of Lender and its respective successors and assigns, and may be enforced by it or them from time to time against each Borrower as often as occasion therefor may arise and without requirement on the part of Lender, successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Indebtedness hereunder or to elect any other remedy. The provisions of this Section 2.5 shall remain in effect until the Indebtedness shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of the Indebtedness, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.5 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Indebtedness or any collateral security therefor until such time as all of the Indebtedness has been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Indebtedness arising hereunder or thereunder, to the prior payment in full in cash of the Indebtedness and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, the Indebtedness shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

Section 2.6 Interest; Default Interest Rate; Application of Payments; Participations; Usury.

(a) Interest. Except as provided in Section 2.6(d) and Section 2.6(g), the principal amount of each Advance shall bear interest as a Floating Rate Advance.

(b) Reserved.

(c) Reserved.

(d) Default Interest Rate. At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Note shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(e) Application of Payments. Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the second Business Day following receipt of the payment.

(f) Participations. If any Person shall acquire a participation in the Advances the Borrowers shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.6, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.6, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(g) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrowers and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrowers and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrowers and the Lender, or their successors and assigns.

Section 2.7  Fees.

(a) Origination Fee. The Borrowers shall pay the Lender a fully earned and non-refundable origination fee of $50,000, due and payable upon the execution of this Agreement.

(b) Unused Line Fee. For the purposes of this Section 2.7(b), “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances. The Borrowers agree to pay to the Lender an unused line fee at the rate of three-eighths of one percent (0.375%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c) Collateral Monitoring Service. The Lender may, from time to time, engage a third party to calculate ineligible collateral for the purposes of the Borrowing Base and to perform certain other collateral monitoring services. The Lender currently utilizes Collateral Services, Inc. for such purpose. The Borrowers shall pay the Lender an initial set-up fee of $1,000 for such service and shall, in addition, pay the Lender a monthly fee at the rates established from time to time by Collateral Services, Inc. to cover the cost thereof (which fees are currently $100).

(d) Monthly Monitoring Fee. The Borrowers shall pay the Lender a monthly monitoring fee in the amount of $750 each month, due and payable in arrears on the first day of each month and on the Termination Date.

(e) Collateral Exam Fees. The Borrowers shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrowers’ operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently $950 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(f) Termination and Line Reduction Fees. If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrowers terminate or reduce the Credit Facility on a date prior to the Maturity Date, then the Borrowers shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) two percent (2%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) one percent (1%) if the termination or reduction occurs after the first anniversary of the Funding Date.

The Borrowers acknowledge that termination or reduction of the Credit Facility may result in the Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. The Borrowers therefore agree to pay the above-described termination and line reduction fees and agree that said amounts represent a reasonable estimate of the expenses and/or liabilities of the Lender.

(g) Overadvance Fees. The Borrowers shall pay an Overadvance fee in the amount of $500.00 for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender. The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate.

(h) Other Fees and Charges. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.8 Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a) Time For Interest Payments. Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.

(b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.9 Lockbox and Collateral Account; Sweep of Funds.

(a) Lockbox and Collateral Account.

(i) The Borrowers shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrowers receive any payments on Accounts, the Borrowers shall deposit such payments into the Collateral Account. The Borrowers shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account. Until so deposited, the Borrowers shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.

(ii) All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrowers will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrowers’ commercial account or other account. The Borrowers shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrowers.

(b) Sweep of Funds. The Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Indebtedness. Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrowers, except after payment in full and discharge of all Indebtedness.

Section 2.10  Discretionary Nature of this Facility; Termination by the Lender; Automatic Renewal. This Agreement contains the terms and conditions upon which the Lender presently expects to make Advances to the Borrowers. Each Advance shall be in the Lender’s sole discretion, and the Lender need not show that an adverse change has occurred in the Borrowers’ condition, financial or otherwise, or that any of the conditions of Article IV have not been met, in order to refuse to make any requested Advance or to demand payment of the Indebtedness. The Lender may at any time terminate the Credit Facility whereupon the Lender shall no longer consider requests for Advances under this Agreement. Unless terminated by the Lender at any time or by the Borrowers pursuant to Section 2.11, the Credit Facility shall remain in effect until the Original Maturity Date and, thereafter, shall automatically renew for successive one year periods (the Original Maturity Date and each anniversary date thereof to which the Credit Facility has been automatically renewed, is herein referred to as a “Maturity Date”).

Section 2.11  Voluntary Prepayment; Termination of the Credit Facility by the Borrowers. Except as otherwise provided herein, the Borrowers may prepay the Advances in whole at any time or from time to time in part. The Borrowers may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it (i) gives the Lender at least 90 days advance written notice prior to the proposed Termination Date, and (ii) pays the Lender applicable termination and Maximum Line Amount reduction fees in accordance with the terms of this Agreement. Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000. If the Borrowers terminate the Credit Facility or reduce the Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable, and if the Borrowers give the Lender less than the required 90 days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrowers do not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrowers shall give the Lender at least 90 days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrowers fail to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the Maturity Date through the date that the Lender actually receives such written notice.

Section 2.12 Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances shall at any time exceed the Borrowing Base, the Borrowers shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess. Any voluntary or mandatory prepayment received by the Lender under this Agreement may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.13 Revolving Advances to Pay Indebtedness. Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable, and may deliver the proceeds of any such Revolving Advance to Wells Fargo Merchant Services, L.L.C. in satisfaction of any unpaid obligations due to Wells Fargo Merchant Services, L.L.C.

Section 2.14 Use of Proceeds. The Borrowers shall use the proceeds of Advances to repay its obligations to Laurus Master Fund and to redeem stock held by certain Series A Preferred stock holders and for costs of closing and shall thereafter use the proceeds of Advances for ordinary working capital purposes.

Section 2.15  Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Indebtedness. All entries made on any such record shall be presumed correct until the Borrowers establish the contrary. Upon the Lender’s demand, the Borrowers will admit and certify in writing the exact principal balance of the Indebtedness that the Borrowers then assert to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrowers unless the Borrowers give the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1 Grant of Security Interest. The Borrowers hereby pledge, assign and grant to the Lender for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of (a) all present and future Indebtedness of the Borrowers to the Lender; (b) all obligations of the Borrowers and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrowers to the Lender of other kinds. Upon request by the Lender, the Borrowers will grant to the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a security interest in all commercial tort claims that the Borrowers may have against any Person.

Section 3.2 Notification of Account Debtors and Other Obligors. The Lender may at any time (whether or not a Default Period then exists) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrowers will join in giving such notice if the Lender so requests. At any time after the Borrowers or the Lender give such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrowers’ name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, in the Lender’s name or in the Borrowers’ name, as the Borrowers’ agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrowers’ mail to any address designated by the Lender, otherwise intercept the Borrowers’ mail, and receive, open and dispose of the Borrowers’ mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrowers’ account or forwarding such mail to the Borrowers’ last known address.

Section 3.3 Assignment of Insurance. As additional security for the payment and performance of the Indebtedness, the Borrowers hereby assign to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrowers with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrowers hereby direct the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrowers’ name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrowers under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.4 Occupancy.

(a) The Borrowers hereby irrevocably grant to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.

(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrowers shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrowers will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5 License. Without limiting the generality of any other Security Document, the Borrowers hereby grant to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrowers for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrowers for their own manufacturing and subject to the Borrowers’ reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6 Financing Statement. The Borrowers authorize the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrowers and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrowers is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the Borrowers represent and warrant that the following information is true and correct:

Name and address of Debtors:

Airgate International Corporation
153-04 Rockaway Boulevard
Jamaica, New York 11434
Federal Employer Identification No. 10-5674422
Organizational Identification No. None

Airgate International Corporation (Chicago)
2249 Windsor Court
Addison, Illinois
Federal Employer Identification No. 03-0424023
Organizational Identification No. 6214-207-3

Paradigm International, Inc.
11200 S. Hindry Avenue, 2nd Floor
Los Angeles, California 90045
Federal Employer Identification No. 65-0961495
Organizational Identification No. P99000093272

Name and address of Secured Party:

Wells Fargo Bank, National Association
119 West 40th Street, 16th Floor
New York, New York 10018-2500

Section 3.7 Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrowers by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrowers, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrowers the amount of such participating interest.

Section 3.8 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrowers are entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrowers may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrowers waive any right they may have to require the Lender to pursue any third Person for any of the Indebtedness.

ARTICLE IV

CONDITIONS OF WILLINGNESS TO CONSIDER LENDING

Section 4.1 Conditions Precedent to Lender’s Willingness to Consider Making the Initial Advances. The Lender’s willingness to consider making the initial Advances shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a) This Agreement.

(b) The Revolving Note.

(c) A true and correct copy of any and all leases pursuant to which the Borrowers are leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(d) A true and correct copy of any and all mortgages pursuant to which the Borrowers have mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(e) A true and correct copy of any and all agreements pursuant to which the Borrowers’ property is in the possession of any Person other than the Borrowers, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrowers’ and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrowers’ other than the Borrowers, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrowers and the Lender sufficient to protect the Borrowers’ and the Lender’s interests in the Borrowers’ goods from any claim by such secured party.

(f) An acknowledgment and waiver of Liens from each warehouse in which the Borrowers are storing Inventory.

(g) A true and correct copy of any and all agreements pursuant to which the Borrowers’ property is in the possession of any Person other than the Borrowers, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrowers’ goods from time to time, (ii) UCC financing statements sufficient to protect the Borrowers’ and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrowers, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrowers and the Lender sufficient to protect the Borrowers’ and the Lender’s interests in the Borrowers’ goods from any claim by such secured party.

[(h) An acknowledgment and agreement from each licensor in favor of the Lender, together with a true, correct and complete copy of all license agreements.]

(i) The Wholesale Lockbox and Collection Account Agreement.

(j) The Collection Account Agreements.

(k) Control agreements with each bank at which the Borrowers maintain deposit accounts.

(l) The Subordination Agreements.

(m) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrowers except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(n) A certificate of the Borrowers’ Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrowers’ Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrowers’ Constituent Documents, and (iii) examples of the signatures of the Borrowers’ Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrowers’ behalf.

(o) A current certificate issued by the Secretary of State of each jurisdiction where the Borrower are organized, certifying that the Borrowers are in compliance with all applicable organizational requirements of that State.

(p) Evidence that the Borrowers are duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(q) A certificate of an Officer of the Borrowers confirming, in his personal capacity, the representations and warranties set forth in Article V.

(r) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(s) The separate Guaranty of each Guarantor, pursuant to which each Guarantor unconditionally guarantees the full and prompt payment of all Indebtedness.

(t) A waiver of interest issued by the spouse of each individual Guarantor, waiving any and all interest he or she may have in the assets disclosed to the Lender in the financial statements of that Guarantor and in any future earnings or assets acquired by that Guarantor.

(u) An opinion of counsel of Borrowers and each Guarantor that is an entity, addressed to the Lender.

(v) Payment of all fees due under the terms of this Agreement through the date of the initial Advance hereunder, and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrowers under this Agreement.

(w) Evidence that after making the initial Revolving Advance, satisfying all obligations owed to the Borrowers’ prior lender, satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, Availability shall be not less than $1,500,000.

(x) A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.

(y) Such other documents as the Lender in its sole discretion may require.

Section 4.2 Conditions Precedent to All Advances. The Lender will not consider any request for an Advance unless:

(a) the representations and warranties contained in Article V are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b) no event has occurred and is continuing, or would result from such Advance which constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lender as follows:

Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Each Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of its organization as set forth on Schedule 5.1 and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrowers have all requisite power and authority to conduct their business, to own their properties and to execute and deliver, and to perform all of their obligations under, the Loan Documents. During their existence, the Borrowers have done business solely under the names set forth in Schedule 5.1. The Borrowers’ chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrowers’ records relating to their business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrowers’ federal employer identification numbers and organization identification numbers are correctly set forth in Section 3.6.

Section 5.2 Capitalization. Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrowers and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrowers.

Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrowers of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrowers’ Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrowers or of the Borrowers’ Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrowers are a party or by which they or their properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrowers.

Section 5.4 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrowers, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms.

Section 5.5 Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrowers have no Subsidiaries.

Section 5.6 Financial Condition; No Adverse Change. The Borrowers have furnished to the Lender their unaudited financial statements for the fiscal year ended December 31, 2005 and those statements fairly present the Borrowers’ financial condition on the dates thereof and the results of their operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no change in the Borrowers’ business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7 Litigation. Except as set forth in Schedule 5,7 to the Borrower’s knowledge, after due inquiry and diligence, there are no actions, suits or proceedings pending or, to the Borrowers’ knowledge, threatened against or affecting the Borrowers or any of their Affiliates or the properties of the Borrowers or any of their Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrowers or any of their Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of the Borrowers or any of their Affiliates.

Section 5.8 Regulation U. The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9 Taxes. The Borrowers and their Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrowers and their Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrowers or any Affiliate, as the case may be, are required to be filed, and the Borrowers and their Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10 Titles and Liens. The Borrowers have good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrowers as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11 Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrowers are the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrowers own the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrowers owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrowers have taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b) Agreements with Employees and Contractors. The Borrowers have entered into a legally enforceable agreement with each of their employees and subcontractors obligating each such Person to assign to the Borrowers, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrowers (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrowers, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c) Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrowers have licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrowers are obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Borrowers’ licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, the Borrowers are not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrowers’ business as it is presently conducted or as the Borrowers reasonably foresee conducting it.

(e) Infringement. Except as disclosed on Schedule 5.11, the Borrowers have no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrowers must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrowers’ knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrowers nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrowers nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither the Borrowers nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13 Default. The Borrowers are in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14 Environmental Matters.

(a) Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrowers or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b) Except as disclosed on Schedule 5.14, the Borrowers have not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c) Except as disclosed on Schedule 5.14, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrowers, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d) Except as disclosed on Schedule 5.14, the Borrowers’ businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrowers’ possession and are in full force and effect, nor have the Borrowers been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e) Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f) The Borrowers have delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the Borrowers’ businesses.

Section 5.15 Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrowers in connection with the Borrowers’ request for the credit facilities contemplated hereby (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16 Financing Statements. The Borrowers have authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrowers’ records pertaining thereto as being obligated to pay such obligation.

Section 5.18 Financial Solvency. Both before and after giving effect to the and all of the transactions contemplated in the Loan Documents, none of the Borrowers or their Affiliates:

(a) Was or will be “insolvent”, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrowers or such Affiliate are unreasonably small;

(c) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e) At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of the Borrowers, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE VI

COVENANTS

So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrowers will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1 Reporting Requirements. The Borrowers will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of Pacific CMA, Pacific CMA’s audited financial statements with the unqualified opinion of independent certified public accountants selected by Pacific CMA and acceptable to the Lender, which annual financial statements shall include Pacific CMA’s balance sheet as at the end of such fiscal year and the related statements of Pacific CMA’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include the Borrowers and any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants; and (iii) a certificate of the Borrowers’ chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrowers’ financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of the Borrowers as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrowers’ financial position and the results of its operations; and accompanied by a certificate of the Borrowers’ chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrowers’ financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants.

(c) Collateral Reports. Within 15 days after the end of each month or more frequently if the Lender so requires, the Borrowers’ accounts receivable and its accounts payable, and a calculation of the Borrowers’ Accounts and Eligible Accounts as at the end of such month or shorter time period.

(d) Projections. No later than 30 days prior to the last day of each fiscal year, the Borrowers’ projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Officer who is the Borrowers’ chief financial officer as being the most accurate projections available and identical to the projections used by the Borrowers for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e) Supplemental Reports. Daily, the Borrowers’ “daily collateral reports”, receivables schedules, collection reports, copies of invoices to account debtors in excess of $20,000, signed and dated shipment documents and delivery receipts for goods sold to said account debtors in excess of $20,000.

(f) Litigation. Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrowers (i) of the type described in Section 5.14(c), or (ii) which seek a monetary recovery against the Borrowers in excess of $10,000.

(g) Defaults. When any Officer of the Borrowers becomes aware of the probable occurrence of any Default or Event of Default, and no later than 3 days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrowers of the steps being taken by the Borrowers to cure the effect thereof.

(h) Plans. As soon as possible, and in any event within 30 days after the Borrowers know or have reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Borrowers’ chief financial officer setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrowers fail to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrowers will deliver to the Lender a statement signed by the Officer who is the Borrowers’ chief financial officer setting forth details as to such failure and the action which the Borrowers propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after the Borrowers know or have reason to know that they have or are reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrowers will deliver to the Lender a statement of the Borrowers’ chief financial officer setting forth details as to such liability and the action which the Borrowers propose to take with respect thereto.

(i) Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrowers’ customers exceeding $5,000 individually or $10,000 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrowers.

(j) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrowers’ Officers and Directors.

(k) Collateral. Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(l) Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrowers’ damages, copies of any complaint or demand letter submitted by the Borrowers, and such other information as the Lender may request.

(m) Intellectual Property.

(i) 30 days prior written notice of Borrowers’ intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrowers will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii) Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrowers are Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(n) Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrowers shall have sent to their Owners.

(o) SEC Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which Pacific CMA shall file with the Securities and Exchange Commission or any national securities exchange.

(p) Tax Returns. As soon as possible, and in any event no later than five days after they are due to be filed, copies of the state and federal income tax returns and all schedules thereto of Pacific CMA.

(q) Tax Returns and Personal Financial Statements of individual Guarantor. As soon as possible and in any event no later than April 30th of each year, the current personal financial statement and state and federal income tax returns and all schedules thereto of Alfred Lam.

(r) Violations of Law. Promptly upon knowledge thereof, notice of the Borrowers’ violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on the Borrowers.

(s)  Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, and such other material, reports, records or information as the Lender may request.

Section 6.2 Financial Covenants.

(a) Minimum Book Net Worth (Borrowers). The Borrowers, on a consolidated basis, will maintain, during each period described below, Book Net Worth, determined as of the end of each month, in an amount not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Period Ending	Minimum Book Net Worth
Funding Date through March 31, 2007	$435,000
April 1, 2007 through June 30, 2007	$600,000
July 1, 2007 through September 30, 2007	$1,000,000
October 1, 2007 through December 31, 2007	$1,635,000

(b) Minimum Book Net Worth (Consolidated with Pacific CMA). The Borrowers and Pacific CMA, on a consolidated basis, will maintain, during each period described below, Book Net Worth, determined as of the end of each month, in an amount not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Period Ending	Minimum Book Net Worth
Funding Date through March 31, 2007	$5,538,500
April 1, 2007 through June 30, 2007	$7,090,000
July 1, 2007 through September 30, 2007	$9,750,000
October 1, 2007 through December 31, 2007	$10,850,000

(c) Minimum Net Income (Borrowers). The Borrowers, on a consolidated basis, will achieve, for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Quarter Ending	Minimum Net Income
Three months ending March 31, 2007	$155,000
Six months ending June 30, 2007	$315,000
Nine months ending September 30, 2007	$725,000
Twelve months ending December 31, 2007	$1,350,000

(d) Minimum Net Income (Consolidated with Pacific CMA). The Borrowers and Pacific CMA, on a consolidated basis, will achieve, for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Quarter Ending	Minimum Net Income
Six months ending June 30, 2007	$765,000
Nine months ending September 30, 2007	$1,875,000
Twelve months ending December 31, 2007	$3,000,000

(e) Establishing Future Financial Covenants. The Borrowers acknowledge and agree that, upon Lender’s receipt of projections, satisfactory to Lender in its discretion, for the fiscal year ending December 31, 2008 and each fiscal year thereafter from Borrowers, Lender shall reset the foregoing Financial Covenants in its reasonable discretion. Borrowers agree to comply with such Financial Covenants, as reset.

Section 6.3 Permitted Liens; Financing Statements.

(a) The Borrowers will not create, incur or suffer to exist any Lien upon or of any of their assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i) In the case of any of the Borrowers’ property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrowers’ business or operations as presently conducted;

(ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under this Agreement;

(iii) The Security Interest and Liens created by the Security Documents; and

(iv) Purchase money Liens relating to the acquisition of machinery and equipment of the Borrowers not exceeding the lesser of cost or fair market value thereof[, not exceeding $20,000 for any one purchase or $30,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b) The Borrowers will not amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.4 Indebtedness. The Borrowers will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrowers’ behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) Any existing or future Indebtedness or any other obligations of the Borrowers to the Lender;

(b) Any indebtedness of the Borrowers in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c) Any indebtedness relating to Permitted Liens.

Section 6.5 Guaranties. The Borrowers will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) The endorsement of negotiable instruments by the Borrowers for deposit or collection or similar transactions in the ordinary course of business; and

(b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

Section 6.6 Investments and Subsidiaries. The Borrowers will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Travel advances or loans to the Borrowers’ Officers and employees not exceeding at any one time an aggregate of $15,000;

(c) Prepaid rent not exceeding one month or security deposits; and

(d) Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

Section 6.7 Dividends and Distributions. The Borrowers will not declare or pay any dividends (other than dividends payable solely in stock of the Borrowers) on any class of its stock, or, except as permitted by Section 2.14 hereof, make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly.

Section 6.8 Reserved.

Section 6.9 Reserved.

Section 6.10 Books and Records; Collateral Examination, Inspection and Appraisals.

(a) The Borrowers will keep accurate books of record and account for themselves pertaining to the Collateral and pertaining to the Borrowers’ business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrowers, and to discuss the Borrowers’ affairs with any of its Directors, Officers, employees or agents.

(b) The Borrowers hereby irrevocably authorize all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrowers’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrowers.

(c) The Borrowers will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrowers at any time during ordinary business hours.

(d) The Lender may also, from time to time, obtain at the Borrowers’ expense an appraisal of Collateral by an appraiser acceptable to the Lender in its sole discretion._]

Section 6.11 Account Verification.

(a) The Lender or its agent may at any time and from time to time send or require the Borrowers to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b) The Borrowers shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.12 Compliance with Laws.

(a) The Borrowers shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) Without limiting the foregoing undertakings, the Borrowers specifically agree that they will comply, and cause each Subsidiary to comply, with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c) The Borrowers shall (i) ensure, and cause Pacific CMA and each Subsidiary to ensure, that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause Pacific CMA and each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender's policies and practices.

Section 6.13 Payment of Taxes and Other Claims. The Borrowers will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrowers; provided, that the Borrowers shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14 Maintenance of Properties.

(a) The Borrowers will keep and maintain the Collateral and all of their other properties necessary or useful in their business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the Borrowers’ judgment, desirable in the conduct of the Borrowers’ business and not disadvantageous in any material respect to the Lender. The Borrowers will take all commercially reasonable steps necessary to protect and maintain their Intellectual Property Rights.

(b) The Borrowers will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrowers will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrowers will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.15 Insurance. The Borrowers will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrowers operate. Without limiting the generality of the foregoing, the Borrowers will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.16 Preservation of Existence. The Borrowers will preserve and maintain their existence and all of their rights, privileges and franchises necessary or desirable in the normal conduct of their business and shall conduct their business in an orderly, efficient and regular manner.

Section 6.17 Delivery of Instruments, etc. Upon request by the Lender, the Borrowers will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrowers.

Section 6.18 Sale or Transfer of Assets; Suspension of Business Operations. The Borrowers will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrowers will not transfer any part of their ownership interest in any Intellectual Property Rights and will not permit any agreement under which they have licensed Licensed Intellectual Property to lapse, except that the Borrowers may transfer such rights or permit such agreements to lapse if they shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in their business. If the Borrowers transfer any Intellectual Property Rights for value, the Borrowers will pay over the proceeds to the Lender for application to the Indebtedness. The Borrowers will not license any other Person to use any of the Borrowers’ Intellectual Property Rights, except that the Borrowers may grant licenses in the ordinary course of their business in connection with sales of Inventory or provision of services to its customers.

Section 6.19 Consolidation and Merger; Asset Acquisitions. The Borrowers will not consolidate with or merge into any Person, or permit any other Person to merge into them, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20 Sale and Leaseback. The Borrowers will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrowers shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrowers intend to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21 Restrictions on Nature of Business. The Borrowers will not engage in any line of business materially different from that presently engaged in by the Borrowers and will not purchase, lease or otherwise acquire assets not related to their business.

Section 6.22 Accounting. The Borrowers will not adopt any material change in accounting principles other than as required by GAAP. The Borrowers will not adopt, permit or consent to any change in their fiscal year.

Section 6.23 Discounts, etc. After notice from the Lender, the Borrowers will not grant any discount, credit or allowance to any customer of the Borrowers or accept any return of goods sold. The Borrowers will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrowers.

Section 6.24 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrowers nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25 Place of Business; Name. The Borrowers will not transfer their chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrowers will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrowers will not change their names or jurisdiction of organization.

Section 6.26 Constituent Documents; S Corporation Status. The Borrowers will not amend their Constituent Documents. The Borrowers will not become S Corporations.

Section 6.27 Affiliate Transactions. The Borrowers shall not enter into or be a party to any agreement or transaction with any Affiliate except in the ordinary course of, and pursuant to the reasonable requirements of, Borrowers’ business and upon fair and reasonable terms that are no less favorable to Borrowers than they would obtain in a comparable arms length transaction with a Person not an Affiliate.

Section 6.28 Performance by the Lender. If the Borrowers at any time fail to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrowers written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrowers (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrowers shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrowers, the Borrowers hereby irrevocably appoint the Lender, or the Lender’s delegate, acting alone, as the Borrowers’ attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrowers any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrowers hereunder.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1. Events of Default. Notwithstanding that the Lender may demand immediate payment of any Indebtedness at any time, whether or not a Default Period then exists, and without waiving or limiting in any respect the Lender’s right to so demand payment of the Indebtedness at any time, this Agreement sets forth a non-exclusive list of certain critical events after the occurrence of which the Lender expects that it would demand immediate payment of the Indebtedness and exercise its remedies. “Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of the Revolving Note or any default with respect to any other Indebtedness due from Borrowers to Lender as such Indebtedness becomes due and payable;

(b) Default in the performance, or breach, of any covenant or agreement of the Borrowers contained in this Agreement;

(c) An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing;

(d) A Change of Control shall occur;

(e) Any Financial Covenant shall become inapplicable due to the lapse of time and the failure of the Lender and the Borrowers to come to an agreement to amend any such covenant to cover future periods that is acceptable to the Lender in the Lender’s sole discretion;

(f) The Borrowers or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrowers or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrowers or such Guarantor, as the case may be; or the Borrowers or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrowers or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrowers or any Guarantor;

(g) A petition shall be filed by or against the Borrowers or any Guarantor under the United States Bankruptcy Code or the laws of any other jurisdiction naming the Borrowers or such Guarantor as debtor;

(h) Reserved;

(i) Any representation or warranty made by the Borrowers in this Agreement, by any Guarantor in any Guaranty delivered to the Lender, or by the Borrowers (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall be incorrect in any material respect;

(j) The rendering against the Borrowers of final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(k) A default under any bond, debenture, note or other evidence of material indebtedness of the Borrowers owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(l) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrowers by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrowers or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrowers or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrowers’ assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrowers to the Multiemployer Plan under Title IV of ERISA;

(m) An event of default shall occur under any Security Document;

(n) Default in the payment of any amount owed by the Borrowers to the Lender other than any Indebtedness arising hereunder;

(o) Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under such Guaranty in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

(p) The Borrowers shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment with respect to indebtedness that has been subordinated pursuant to any Subordination Agreement;

(q) The Lender believes in good faith that the prospect of payment in full of any part of the Indebtedness, or that full performance by the Borrowers under the Loan Documents is impaired, or that there has occurred any material adverse change in the business or financial condition of the Borrowers;

(r) There has occurred any breach, default or event of default by or attributable to, any Affiliate under any agreement between the Affiliate and the Lender; or

(s) The indictment of any Director, Officer, Guarantor, or any Owner of the Borrowers for a felony offence under state or federal law.

(t) The Borrowers fail to enter into the $5,000,000 loan from BHC Interim Funding LP, on terms acceptable to Lender by June _____, 2007.

Section 7.2 Rights and Remedies. As provided in Section 2.10, the Lender may, at any time, refuse to make any requested Advance, demand payment of the Advances or terminate the Credit Facility, whether or not a Default Period then exists. In addition, during any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a) The Lender may, by notice to the Borrowers, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrowers hereby expressly waive;

(b) The Lender may, without notice to the Borrowers and without further action, apply any and all money owing by the Lender to the Borrowers to the payment of the Indebtedness;

(c) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrowers hereby expressly waive) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrowers will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(d) Reserved;

(e) The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(f) The Lender may without regard to any waste, adequacy of the security or solvency of the Borrowers, apply for the appointment of a receiver of the Collateral, to which appointment the Borrowers hereby consent, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and
(g) The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.

Section 7.3 Certain Notices. If notice to the Borrowers of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 8.3 Notices; Communication of Confidential Information; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrowers. All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210. The Borrowers request that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrowers shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4 Further Documents. The Borrowers will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrowers execute, deliver, endorse or authorize the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5 Costs and Expenses. The Borrowers shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6 Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrowers shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b) ; and

(iii) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrowers, or counsel designated by the Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrowers’ obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrowers’ other obligations hereunder.

Section 8.7 Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8 Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9 Retention of Borrowers’ Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrowers or in connection with the Loan Documents for more than 30 days after receipt by the Lender. If there is a special need to retain specific records, the Borrowers must inform the Lender of their need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of the Lender taking control of same.

Section 8.10 Binding Effect; Assignment; Complete Agreement; Sharing Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, the Borrowers waive and will not assert against any assignee any claims, defenses or set-offs which the Borrowers could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrowers and their Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and Wells Fargo Bank may share any and all information they may have in their possession regarding the Borrowers and their Affiliates, and the Borrowers waive any right of confidentiality they may have with respect to such sharing of information.

Section 8.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrowers in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the County of New York, State of New York; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE BORROWERS AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Airgate International Corporation
Airgate International Corporation (Chicago)
Paradigm International, Inc.
153-04 Rockaway Boulevard
Jamaica, New York 11434
Telecopier: _______________________
Attention: ________________________
e-mail: ___________________________
AIRGATE INTERNATIONAL CORPORATION By: /s/ Scott Turner Name: Scott Turner Title: President

AIRGATE INTERNATIONAL CORPORATION (CHICAGO) By: /s/ Scott Turner Name: Scott Turner Title: Vice President

PARADIGM INTERNATIONAL, INC. By: /s/ Scott Turner Name: Scott Turner Title: Vice President

Wells Fargo Bank, National Association
Wells Fargo Business
Credit 119 West 49th Street, 16th Floor
New York, New York 10018
Telecopier: (646) 728-3279
Attention: Relationship Manager - Airgate International Corporation
e-mail: ______________@wellsfargo.com
WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Michelle Tawdeen Name: Michelle Tawdeen Title: Vice President

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Compliance Certificate

Exhibit C	Premises

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.7	Litigation Matters

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Matters

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$10,000,000	April ___, 2007

For value received, the undersigned, AIRGATE INTERNATIONAL CORPORATION, a New York corporation, AIRGATE INTERNATIONAL CORPORATION (CHICAGO), an Illinois corporation, and PARADIGM INTERNATIONAL, INC., a Florida corporation (collectively and individually the “Borrowers”), hereby jointly and severally promise to pay ON DEMAND, and if demand is not made, then as provided in the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, on the Termination Date referenced in the Credit and Security Agreement dated the same date as this Revolving Note that was entered into by the Lender and the Borrowers (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 119 West 40th Street, 16th Floor, New York, New York 10018, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrowers under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

A-1

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

AIRGATE INTERNATIONAL CORPORATION By: Name: Title:

AIRGATE INTERNATIONAL CORPORATION (CHICAGO) By: Name: Title:

PARADIGM INTERNATIONAL, INC. By: Name: Title:

A-2

Exhibit B to Credit and Security Agreement

COMPLIANCE CERTIFICATE
To:	Wells Fargo Bank, National Association
Date:	[___________________, 200____]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated as of Mach ___, 2007 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Airgate International Corporation, a New York corporation, Airgate International Corporation (Chicago), an Illinois corporation, and Paradigm International, Inc., a Florida corporation (collectively and individually, the “Borrowers”) and of Pacific CMA, Inc., a Delaware corporation (“Pacific CMA”) as of and for [_________________, 200__ _](the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrowers’ financial condition as of the date thereof.

I further hereby certify as follows: Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐
The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrowers acknowledge that pursuant to Section 2.6(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Material Adverse Change in Litigation Matters of the Borrowers. I further hereby certify as follows (check one):

☐	The undersigned has no knowledge of any material adverse change to the litigation exposure of the Borrowers or any of their Affiliates or of any Guarantor.

☐
The undersigned has knowledge of material adverse changes to the litigation exposure of the Borrowers or any of their Affiliates or of any Guarantor not previously disclosed in Schedule 5.7. Attached to this Certificate is a statement of the facts with respect thereto.

Financial Covenants. I further hereby certify as follows (check and complete each of the following):

1. Minimum Book Net Worth (Borrowers). Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrowers’ Book Net Worth, on a consolidated basis, was $____________ , which ☐satisfies ☐does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Period Ending	Minimum Book Net Worth
Funding Date through March 31, 2007	$435,000
April 1, 2007 through June 30, 2007	$600,000
July 1, 2007 through September 30, 2007	$1,000,000
October 1, 2007 through December 31, 2007	$1,635,000

2. Minimum Book Net Worth (Consolidated with Pacific CMA). Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date, the Borrowers’ Book Net Worth, on a consolidated basis with Pacific CMA, Inc., a Delaware corporation (“Pacific CMA”), was $____________ , which ☐satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >” are negative) on the Reporting Date:

Period Ending	Minimum Book Net Worth
Funding Date through March 31, 2007	$5,538,500
April 1, 2007 through June 30, 2007	$7,090,000
July 1, 2007 through September 30, 2007	$9,750,000
October 1, 2007 through December 31, 2007	$10,850,000

3. Minimum Net Income (Borrowers). Pursuant to Section 6.2(c) of the Credit Agreement, the Borrowers’ Net Income, on a consolidated basis, for the monthly period ending on the Reporting Date, was [_$_____________], which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >” are negative) on the Reporting Date:

Quarter Ending	Minimum Net Income
March 31, 2007	$155,000
June 30, 2007	$315,000
September 30, 2007	$725,000
December 31, 2007	$1,350,000

4. Minimum Net Income (Consolidated with Pacific CMA). Pursuant to Section 6.2(c) of the Credit Agreement, the Borrowers’ Net Income, on a consolidated basis with Pacific CMA, for the monthly period ending on the Reporting Date, was [_$_____________], which   satisfies does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >” are negative) on the Reporting Date:

Quarter Ending	Minimum Net Income
June 30, 2007	$950,000
September 30, 2007	$1,875,000
December 31, 2007	$3,000,000

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

AIRGATE INTERNATIONAL CORPORATION By: Name: Title: Chief Financial Officer

AIRGATE INTERNATIONAL CORPORATION (CHICAGO) By: Name: Title: Chief Financial Officer

PARADIGM INTERNATIONAL, INC. By: Name: Title: Chief Financial Officer

Exhibit C to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement are legally described as follows:

Airgate International Corp
	Landlord name	Property Address	Monthly amount	Term

1	Rubin Management Inc.	2/F., 153-04 Rockaway Boulevard,	$6,917.00	June 2006 to May 2008
		Jamaica, NY 11434

2	Rubin Management Inc.	1/F., Office and Warehouse of	$8,583.00	Dec 2003 to Nov 2006
		153-04 Rockaway Boulevard,	$9,417.00	Dec 2006 to Nov 2008
		Jamaica, NY 11434

3	Rubin Management Inc.	1/F., Office and Warehouse of	$2,000.00	Mar 2005 to Feb 2007
		153-04 Rockaway Boulevard,	$2,200.00	Mar 2007 to Feb 2010
		Jamaica, NY 11434

Airgate International Corp (Chicago)
1	KFS Inc.	2249 Windsor Court.	$3,800.00	Aug 1, 2006 to Dec 31, 2006
		Addison, IL 60101	$4,425.00	Jan 1, 2007 to Dec 31, 2007
			$5,027.50	Jan 1, 2008 to Dec 31, 2008
			$5,540.00	Jan 1, 2009 to Jun 30, 2009

Paradigm International Inc.
	Fair Oak LLC	11200 Hindry Avenue, Unit A, Los Angeles, CA	$12,587.50	Jan 1, 2007 - Sep 30, 2007
		Office	$12,962.92	Oct 1, 2007 - Sep 30, 2008
			$13,349.38	Oct 1, 2008 - Sep 30, 2009
			$13,757.92	Oct 1, 2009 - Sep 30, 2010
			$14,166.46	Oct 1, 2010 - Jun 30, 2011

Pacific CMA International LLC
	No lease

Pacific CMA Inc.
	No lease

C-1

SCHEDULE 5.1
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Tradenames, Chief Executive Office,
Principal Place of Business and Locations of Collateral

Name	Tradename	Principal Place of Business and Location of Collateral
Airgate International Corporation	None	153-04 Rockaway Boulevard Jamaica, NY 11434

Airgate International Corporation (Chicago)	None	2249 Windsor Court Addison, IL 60101

Paradigm International Inc.	“PDA” and “Paradigm Global Logistics”	11200 Hindry Avenue, Unit A Los Angeles, CA

Pacific CMA International LLC	None	153-04 Rockaway Boulevard Jamaica, NY 11434

Pacific CMA, Inc.	None	153-04 Rockaway Boulevard Jamaica, NY 11434

S-5.1-2

SCHEDULE 5.2
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Capitalization

Name of Company	The Owners	% of Ownership

Airgate International Corp.	Pacific CMA International LLC	99.11

Airgate International Corp.	Airgate International Corp.	100
(Chicago)

Paradigm International Inc.	Pacific CMA International LLC	100

Pacific CMA International	Pacific CMA Inc.	100
LLC

Pacific CMA Inc.(“PAM,”	Public	38
“we,” or “our”)	Lam King Ko, Alfred*	62

* Includes shares held in his name and in the name of Buller Services Corp., an entity in which he advises that he is the sole beneficial owner.

At the close of business on March 15, 2007, there were 28,619,271 issued and outstanding shares of common stock which were held by approximately 231 stockholders of record as of the end of March 2007.

We are authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of Preferred Stock. There is currently one series of preferred stock issued and outstanding: A Preferred Stock, with 10,000 shares being authorized and 3,000 shares being issued and outstanding.

Description of A Preferred Stock. Definitions of certain terms used in this description of the features of our A Preferred Stock under the subheading "Certain Definitions" below.

Stated Amount Per Share:	$1,000

Par Value Per Share:	$0.001

Dividends:	Cumulative: 6% per annum on the stated value of $1,000 payable in arrears beginning June 1, 2004 payable in cash or in shares of common stock at our election (in the event certain conditions are met).

S-5.2-1

Liquidation Preference:	Prior to common stock; a liquidation payment of $1,000 per share outstanding plus any outstanding unpaid dividends and damages.

Voting Rights:
None, except as required by Delaware law or if we alter or change adversely the powers, preferences or privileges of the A Preferred Stock or alter or amend the Certificate of Designation or similar events

Conversion Price:	$0.88 per share, subject to adjustment.

Adjustments to Conversion Price:
The conversion price is subject to adjustment for stock splits, stock dividends and similar events. In addition, if we sell common stock or securities convertible into or exchangeable for common stock at a price less than the conversion price in effect (the "Lower Price"), the conversion price will be adjusted to equal the Lower Price.

Mandatory Redemption on Fourth Anniversary:
In or about April and May 2008, the Company is required to redeem all outstanding shares of our A Preferred Stock for an amount equal to the stated value of said shares, plus all accrued and unpaid dividends and liquidated damages.

Mandatory Redemption:
Certain events, such as our filing a petition under the federal bankruptcy laws, a change in Control of the Company, our failure to timely deliver shares upon an investor's conversion or maintain our common stock's listing or quotation for more than ten days and other specified events, we will be required to pay an amount equal to the greater of 110% of the Stated Value of the outstanding shares of A Preferred Stock or VWAP at the time, plus all accrued and unpaid dividends and liquidated damages.

Liquidated Damages for Failure to Meet Registration Deadlines:
If sales of our common stock cannot be made pursuant to a Registration Statement for specified periods of time, a penalty of two (2%) percent per month on the Stated Value of any shares of A Preferred Stock issued and outstanding until any such failure is cured.

Other:	No issuances of common stock that would cause any holder to own more than 4.9% of our total common stock at any given time;

S-5.2-2

Certain Definitions.

"Change of Control" includes the following: (a) a change in ownership of in excess of 40% of our voting securities within a year; (b) the replacement within a year of more than one-half of the members of the Board of Directors which is not approved by a majority of the members of the Board on April 8, 2004; or (c) our entering into an agreement providing for either (a) or (b).

"Principal Market" means the AMEX and shall also include the New York Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for our common stock, based upon share volume.

"Registration Statement" means the registration statement covering the shares of common stock underlying the shares of A Preferred Stock and the warrants sold to the investor.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Principal Market on which the common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the common stock is not then listed or quoted on a Principal Market and if prices for the common stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the common stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the common stock is not then listed or quoted on the OTC Bulletin Board and if prices for the common stock are then reported in the "Pink Sheets" published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the investors and reasonably acceptable to the Company.

OPTIONS, OTHER RIGHTS AND WARRANTS

We have issued to the persons and entities identified below the indicated number of warrants set forth opposite their names

Name	Common Stock Purchase Warrants
1. Max Communications	31,056 Warrants[1]

2. Castle Creek Technology Partners, LLC	77,640 Warrants[1]

3. Stone Street, L.P.	62,112 Warrants[1]

S-5.2-3

Name	Common Stock Purchase Warrants
4. Gamma Opportunity Capital Partners, LP	31,056 Warrants[1]

5. Alpha Capital A.G.	31,056 Warrants[1]

6. Otape Investments, LLC	62,112 Warrants[1]

7. Bristol Investment Fund, Ltd.	93,168 Warrants[1]

8. Polaris Partners, LP	46,584 Warrants[1]

9. Insider Trend Fund, LP	38,820 Warrants[1]

10. Leo E. Mindel, Non-GST Exempt Family Trust II	38,820 Warrants[1]

11. Cornell Capital	31,056 Warrants[1]

12. Whalehaven Fund, Ltd.	31,056 Warrants[1]

13. Greenwich Growth Fund, Ltd.	31,056 Warrants

14. Bridges & Pipes, LLC	15,528 Warrants[1]

[1]	One-half of said Warrants are exercisable at $1.61 per share with the remaining one-half of said Warrants exercisable at $2.17 per Share.

In connection with the warrants described above, Pacific also issued warrants to purchase 186,358 shares at an exercise price of $1.93 per share to Rockwood, Inc.

PAM has issued warrants to purchase 50,000 shares to Duncan Capital LLC ("Duncan"). One-half of the warrants issued to Duncan are exercisable at $0.80 per share and one-half are exercisable at $1.20 per share.

PAM has issued warrants to purchase 30,000 shares to Strategic Growth International, Inc.

We had sold to Crestview Capital Master, LLC (“Crestview”) and Midsummer Investment, Ltd. (“Midsummer”), $3,000,000 in aggregate amount of our A Preferred Stock (2,000 and 1,000 shares of A Preferred Stock, respectively). In connection with that sale, we also issued to these two investors warrants to purchase an aggregate of 937,500 shares of common stock at per share exercise price of $0.88 per share. We also issued warrants to purchase 145,833 shares of common stock to Pacific Summit Capital and/or Pacific Summit Securities. Crestview has converted its 2,000 shares of Shares of A Preferred Stock into common stock.

Also, we later sold to Midsummer $2,000,000 aggregate amount of our A Preferred Stock and issued to Midsummer warrants to purchase an aggregate of 625,000 shares of common stock at per share exercise price of $0.88 and issued warrants to purchase 70,000 shares of our common stock to entities also believed to be SEC and NASD registered broker-dealers or their affiliates.

S-5.2-4

We had issued 100,000 warrants to a financial services provider’s affiliate.

As of March 15, 2007, there was $3,120,000 outstanding under the Laurus Credit Facility.

The Laurus Credit Facility includes a secured convertible note (the "Convertible Note") in the maximum principal amount of $4 million, which is convertible into shares of PAM’s common stock (the "Common Stock") at fixed conversion rates of $0.88 per share with respect to the first $3,750,000 and $1.05 per share with respect to the remaining $250,000.

As part of the Laurus Credit Facility and restructuring of same, PAM issued warrants to Laurus providing Laurus the right to purchase up to 1,500,000 shares of common stock at an exercise price of $1.00 per share.

PAM has an equity compensation plan with options to purchase 1,092,450 shares of PAM’s common stock available for issuance.

Attached hereto are organizational charts for PAM and its affiliates.

If all outstanding warrants and options were exercised, all shares of our Series A Preferred converted and the Laurus note were to be converted in full, we would have approximately 41,886,082 shares issued and outstanding.

See attached list of recordholders from PAM’s transfer agent.

S-5.2-5

S-5.2-6

SCHEDULE 5.5
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Subsidiaries

Name of Company	List of Subsidiaries
Airgate International Corp.	Airgate International Corp. (Chicago)

Airgate International Corp. (Chicago)	None

Paradigm International Inc.	None

Pacific CMA International LLC	Airgate International Corp.
Airgate International Corp. (Chicago)
Paradigm International Inc.
AGI Freight Singapore Pte Ltd.
Seabridge International Pte Ltd.

Pacific CMA Inc.	Airgate International Corp.
Airgate International Corp. (Chicago)
Paradigm International Inc.
Pacific CMA International, LLC
(Sole Member)
AGI Freight Singapore Pte Ltd.
Seabridge International Pte Ltd.
AGI Logistics (Hong Kong) Limited
Careship International Transportation Limited
Pacific CMA Limited
WCL Global Logistics Limited
AIO Global Logistics Limited
SDA Forwarding Co. Limited
Parco Shipping Co. Limited

S-5.5-1

SCHEDULE 5.7
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Litigation

On December 1, 2006, the staff of the American Stock Exchange (the “AMEX”) sent Pacific CMA, Inc. (“PAM”) a letter advising that the AMEX staff had determined to file an application with the SEC to strike our common stock from listing and registration on the AMEX, based upon assertions of alleged events that occurred in 2003 relating to PAM’s initial listing application. Following our demand, a hearing has been scheduled to be heard before a Listing Qualifications Panel of the AMEX on April 12, 2006. The AMEX staff alleges that PAM’s common stock should be delisted because we did not meet the AMEX’s initial listing requirements. The AMEX staff alleges that in order to meet the AMEX’s listing requirements and obtain approval of PAM’s application to list PAM’s common stock on AMEX, PAM’S officers and/or agents engaged in a scheme, in conjunction with an AMEX specialist’s former officer, certain market consultants and others, to interfere with the natural forces of supply and demand and artificially increase and/or support the price of PAM’s common stock and PAM’s issued shares to at least one individual which were not irrevocable, fully paid and non-assessable to satisfy the market value of public float initial listing requirement of the AMEX. Additionally, the staff of the AMEX alleges that PAM concealed the alleged scheme from the AMEX staff, the stockholders, investors and other market constituents.

In the matter of Grant, Peck and Dean Sessions v. Pacific CMA, Inc. Messrs Peck and Sessions each currently own 128,438 restricted shares in PAM (the “P&S Shares”). This action was commenced by Messrs. Peck and Sessions for declaratory judgment seeking a judicial determination of their right to sell the P&S Shares pursuant to the exemption set forth in Section 4(1) of the Securities Act of 1933, as amended (the “Act”). They further contend that they are not underwriters within the meaning of Section 4(1) because they have held their shares for more than seven years. Messrs. Peck and Sessions have amended their Complaint to include a claim for damages as a result of PAM’s refusal to honor their alleged right to sell their shares.

PAM is vigorously defending this action. It is PAM’s position, inter alia, that Messrs. Peck and Sessions used a reverse merger transaction involving PAM, originally a “blank check company,” in order to circumvent the registration requirements of the Act and to conceal from investors the control over PAM’s issued and outstanding common stock allegedly eligible to be included in the public float or owned by Messrs. Peck and Sessions. As a result of the unique creation of the issued and outstanding shares under common ownership of Messrs. Peck and Sessions, all of the outstanding shares of the PAM’s common stock prior to the reverse merger remain “underwriters” shares under the Act. PAM believes that for it to allow these shares to be treated under SEC Rule 144, such treatment would cause PAM to violate the federal securities laws. A trial date has been scheduled for May 2007.

S-5.7-1

SCHEDULE 5.11
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

List of Intellectual Property

Name of Company	Patents, Copyrights, Trademarks, Etc.
Airgate International Corp.	None
Airgate International Corp. (Chicago)	None
Paradigm International Inc.	None
Pacific CMA LLC	None
Pacific CMA Inc.	None

S-5.11-1

SCHEDULE 5.14
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Environmental Matters

Name of Company	Hazardous Substances
Airgate International Corp.	None
Airgate International Corp. (Chicago)	None
Paradigm International Inc.	None
Pacific CMA International, LLC	None
Pacific CMA Inc.	None

S-5.14-1

SCHEDULE 6.3
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Permitted Liens

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
Crown Credit Company*	Lift Truck	Florida	March 12, 2007	200705017581
U.S. Bancorp*	Dell Server	California	February 21, 2003	0305660175

*Debtor: Paradigm International Inc.

S-6.3-1

SCHEDULE 6.4
to
Credit and Security Agreement among
Airgate International Corporation (“Airgate NY),
Airgate International Corporation (Chicago) (“Airgate Chicago”),
Paradigm International, Inc. (“PII”), Pacific CMA International, LLC (“LLC”)
and Wells Fargo Bank, National Association.

Permitted Indebtedness and Guaranties

See the discussion of Midsummer’s ownership of the Class A Preferred Stock in Schedule 5.2.

S-6.4-1